Exhibit 10.13

General Credit Facility Agreement

The undersigned, Applied Optoelectronics, Inc., Taiwan Branch. (hereinafter “Borrower”) and it guarantor (hereinafter “Guarantor”, together with the Borrower, the "Undersigned") hereby agree to the terms and conditions set forth below in addition to the General Loan Agreement, Letter of Guarantee and other signed instruments with respect to the credit facility extended by E. Sun Commercial Bank, Ltd. (hereinafter “Bank”):

Part I     Basic Terms

1.     The two types of credit and the line under this Agreement are as follows, marked with “X”:

☒ Credit in New Taiwan Currency (NTD)	Line of Credit	Credit in foreign currency	Line of Credit
Working Capital Loan	NTD 120 million	Working Capital Loan	USD
Advance for domestic draft	NTD	Issuance of foreign letter of credit	USD
Export Loan	NTD	☒ DA, DP, OA financing	USD 4 million
Guarantee for issuance of commercial promissory note	NTD	Guarantee	USD
Issuance of domestic letter of credit	NTD
Guarantee	NTD

Borrower shall draw down the line up to the above credit line on a revolving basis, provided that the balance of each line of credit upon such drawdown shall not exceed the general credit line of NTD 120 million. In case of foreign currency, the general credit line shall be calculated based on the foreign exchange rate published by the Bank.

In the event that there exists any outstanding debt in the credit used by Borrower under the general credit line agreement, the remaining amount of such outstanding debt shall be incorporated into the credit line and general credit line as defined in this article for the purpose of calculation.

In the event that any drawdown is in foreign currency and exceeds its single credit line or general credit line due to the fluctuation of foreign exchange rate or otherwise, such exceeding part shall be jointly repaid by the Applicant

2.     During the revolving credit facility term, unless otherwise provided by each type of credit, Borrower may request for loans from the Bank during the period from December 17, 2013 to December 17 2014, with the initial drawdown to occur no later than December 17 2014, or this Agreement shall be void. Even if the amount of the drawdown during the above revolving credit term shall be repaid after expiration of such term, the Undersigned shall assume the responsibility for repayment and guarantee as required hereunder.

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3.     For the purpose of drawdown of credit, Borrower shall submit a Drawdown Request acceptable to the Bank and relevant documents and can only draw down the line with the approval of the Bank. Subject to the approval by the Bank, the term of the drawdown shall be calculated in accordance with the relevant Drawdown Request. Each Drawdown Request and document shall be deemed a part of this Agreement and shall have the same legal force as this Agreement.

4.     Borrower agrees that the drawdown shall be deemed received by Borrower once the Bank deposits the drawdown into the Borrower’s bank account opened with the Bank or satisfies the purpose designated by the Borrower.

5.     Base interest rate and time deposits interest rate index

5.1     Base interest rate

5.1.1     Basis of pricing: The base interest rate = the arithmetic average of the overnight TAIBOR over the past three months + the margin determined, where “the arithmetic average of the overnight TAIBOR over the past three months” is based on the arithmetic average of the overnight TAIBOR published by “the Taipei Interbank Discount Center” and “the margin determined” will be the rate determined and subject to adjustment by the Bank in consideration of the funding cost, operational cost and interest risk. The Bank shall in its sole discretion adjust the foresaid calculation to reflect the change of prevailing market environment.

5.1.2     The reference rate will be based on the arithmetic average of the overnight TAIBOR published by the Taipei Interbank Discount Center over a full 3-month period (rounded up to two decimal places) prior to the adjustment date.

5.1.3     Frequency and method of adjustment

5.1.3(a) □ The base interest rate will be adjusted on a quarterly basis respectively on 23 March, 23 June, 23 September and 23 December each year (or the business day that follows if it falls on a non-business day).

Frequency of Adjustment Table:

Adjustment date	23 March	23 June	23 September	23 December
Effective period	23 March – 22 June	23 June – 22 September	23 September – 22 December	23 December – 22 March of the following year
Reference date to be taken	1 December – 29 February	1 March – 31 May	1 June – 31 August	1 September – 30 November

5.1.3(b) □ The base interest rate will be adjusted on a monthly basis on the 23rd day each month (or the business day that follows if it falls on a non-business day).

5.1.4     In case of a major force majeure event (for example, the reference bank acquires or merges or is acquired or merged, is defunct or information on the overnight TAIBOR is not accessible to the reference bank), the Bank may change the basis for determining the base interest rate.

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5.2     Time deposits interest rate index

5.2.1     Basis of pricing: The time deposits interest rate index means the average of the interest rates applicable to one-year time deposits adopted by the reference bank to be selected from among the Bank of Taiwan, Changhwa Bank, Hua Nan Bank, First Bank, Cooperative Bank, Land Bank, Mega Bank, Cathay United Bank, Taiwan Medium and Small Enterprises Bank and the Chinatrust Bank (as posted on the website of the Bank as of the drawdown).

5.2.2     Frequency and method of adjustment:

5.2.2(a) □ The time deposits interest rate index will be adjusted on a quarterly basis with adjustments to occur on 21 February, 21 May, 21 August and 21 November respectively each year (or the business day that follows if it falls on a non-business day). The reference rate taken will be the average of the daily interest rate posted by the Central Bank of Republic of China (Taiwan) over the period from the 11th day through the 17th of the month rounded up to two decimal places.

Frequency of Adjustment Table:

Adjustment date	21 February	21 May	21 August	21 November
Effective period	21 February – 20 May	21 May – 20 August	21 August – 20 November	21 November – 20 February of the following year
Reference date to be taken	11 – 17 February	11 - 17 May	11 – 17 August	11 – 17 November

5.2.2(b) ☒ The time deposit interest rate index will be adjusted on a monthly basis on the 21st day each month (or the business day that follows if it falls on a non-business day) and effective from the 21st day of the month through the 20th day of the following month. The reference rate taken will be the average of the daily interest rate posted by the Central Bank of Republic of China (Taiwan) over the period from the 11th day through the 17th of the month rounded up to two decimal places.

5.2.3 The undersigned agree that in the event of any of the following, the Bank may in its sole discretion change the reference bank and forthwith select another domestic bank for the designated bank to take the reference rate.

5.2.3(a) The reference bank merges or is merged, defunct, voluntarily suspends its business, is bankrupt, subject to reorganization or involuntary business suspension, or is put under official supervision or takeover as provided in the Article 62 of Banking Act of Republic of China.

5.2.3(b) One of the reference banks has withheld the offer of products to which the fixed interest rate applicable to one-year time deposit applies.

5.3 Manner of disclosure: Each post-adjustment base interest rate and time deposit interest rate index will be published on the interests rate bulletin board of the business units each of the Bank and the official website of the Bank (www.esunbank.com.tw).

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6.     Borrower hereby authorizes the Bank to withdraw from time to time from Borrower’s current account (A/C No. 0808-940-005298) with the Bank via the automatic equipment or based on the evidence of withdrawal of savings signed by the authorized signatory of the Bank without the relevant passbook, signed request for withdrawal or check drawn by Borrower for the amount equal to the relevant amount of obligation owed, due and payable by Borrower as well as the relevant cost and charges incurred (including the principal, interest, default penalty, service charges, service charges of credit guarantee fund, insurance premium, cost arising from the Bank’s enforcement of the relevant claims in Borrower). Borrower acknowledges and agrees that the above relevant procedure shall be in accordance with the relevant rules of the Bank and that he/she shall not terminate, withdraw or impose restrictions on the above authorization without the consent of the Bank before his/her indebtedness owed to the Bank is duly repaid in full and nor shall he/she close the above savings account. Borrower agrees that this Agreement serve as the evidence of the above authorization.

7.     The Borrower shall repay in NTD any foreign currency loan and accrued interest at the exchange rate designated by the Bank at the time of such repayment or at the rate as set forth in a forward foreign exchange purchase agreement executed by Borrower and the Bank or in the original currency. In the event that Borrower delays in repayment of any loan and the exchange rate between the foreign exchange loan and the NTD changes, the risk associated with such exchange rate variation shall be borne by Borrower, and the Bank shall have the right to record the principal, interest and relevant costs in NTD at the exchange rate published by the bank on the record date and the Undersigned shall not raise any objection to such conversion date, foreign exchange rate and the amount. However, the Bank shall not be obligated to make such conversion.

8.     Borrower requesting for drawdown of the credit line shall pay in full the loan, interest, account opening commission and guarantee commissions and acceptance commission. In case of delay in repayment of the Principal, Borrower shall pay the late payment interest at the rate agreed upon by both parties. In case of delay in repayment of the principal and interest of less than 6 months, as from the maturity date, the late payment interest at the rate of 10% shall be charged; for the part the payment of which is delayed for more than 6 months, the late payment interest at the rate of 20% shall be charged. In the event that Borrower fails to repay the loan or pay any costs on a timely basis, Borrower shall pay the late payment fee at the base rate of the Bank plus the annual rate of 3.95% as from such maturity day.

In the event that Borrower fails to repay any foreign exchange loan or costs on a timely basis, the late payment interest shall be charged at the foreign exchange credit interest rate published by the Bank on the maturity date or due date or at the NTD base rate plus an annual rate of 3.95%, whichever is higher. In case of delay in repayment of the principal and interest of less than 6 months, as from the maturity date, the late payment interest at the rate of 10% shall be charged; for the part the payment of which is delayed for more than 6 months, the late payment interest at the rate of 20% shall be charged. In such case, the Undersigned shall be jointly and severally liable for the necessary costs incurred by the Bank for the purpose of enforcing its claims under this Agreement.

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9.     In the event that the Borrower entrusts the Bank to guarantee or accept any bills and the Bank is obligated to make any advance due to Borrower’s non-performance under any of such, or any breach event as described in article 5 of the Credit Facility Agreement (in case of the event descried in article 5.2, the Bank shall give a reasonable prior notice or reminder letter) occurs, then, in order to ensure that the Borrower performs its repayment obligation in respect of such guarantee or acceptance, the Bank may liquidate first all the bills guaranteed or accepted in the benefit of the Bank without performing its guarantee or acceptance responsibility and dispose of any collaterals by operation of law. The Bank may, after deduction of such amounts advanced and any other necessary costs incurred by it, retain the remaining amount of such proceeds to the extent of the amount payable under such guarantee or bill acceptance. In the event that the collateral is insufficient or absent, the Undersigned shall replenish the collateral or provide sufficient cash, or allow the Bank to retain the cash deposited by Borrower with the Bank for any further repayment to the extent of the amount payable under such guarantee or acceptance (in case of time deposit, the deposit deed shall be terminated first.) In the event that the Bank is exempted from the guarantee or acceptance obligation without making any advance, such retained amount shall be returned to the Undersigned. (This article is an optional article to be discussed by both parties)

10.    Guarantor represents and warrants to be jointly and severally liable for the obligations, including the principal, interest, default interest, default penalty, damages and all debts arising from the obligations owed to the Bank by Borrower under this Agreement. Guarantor further represents and warrants that he/she will neither voluntarily withdraw his/her guaranty nor refuse to perform his/her obligations as the guarantor by reason of the absence of Guarantor’s specimen-registered seal on the Drawdown Request issued by Borrower.

11.    The balance of the line of credit hereunder shall be determined subject to the amounts reflected in the Drawdown Request, the Application For Issuance of Irrevocable Documentary Letter of Credit, or the Bill or the Bank’s relevant vouchers or book records.

12.    With respect to any operations, responsibilities and liabilities under the line of credit hereunder, the Undersigned shall comply with, in addition to terms and condition of this Agreement or any other special provisions, the Uniform Customs and Practice for Documentary Credits, the Uniform Rules for Collections, the International Rules for the Interpretation of Trade Terms, as well as rules related to foreign exchange administration, published by International Chamber of Commerce. In case of amendment to any of the above rules, the Bank may, subject to such amended rules, opt to change, adjust or terminate this Agreement and the Undersigned will not raise any objection thereto.

13.    This Agreement shall be performed in Banqiao Branch of the Bank. The undersigned agree that the Taipei District Court or the New Taipei District Court, Taiwan will be the court of first instance having jurisdiction over all actions arising from or in connection with this Agreement.

Part II     Special Provisions

Intentionally Omitted.

D/A, D/P, O/A financing

1.	The term of each loan shall not exceed 180 days.
2.	The interest shall be calculated based on ______ or at the rate recorded in the Drawdown Request.
3.	For the import loan granted under this line of credit, the Bank may pay the foreign capital payable under D/A, D/P, O/A which Borrower entrusts the Bank to deal with after granting such import loan.

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4.	Borrower may apply to the Bank for loan under D/A, D/P, O/A in any other foreign currencies, but each loan shall be denominated in USD at the exchange rate designated by the Bank and shall be deemed part of the line of credit under this Agreement.
5.	For the purpose of applying for import under D/A, D/P, , subject to the approval of the Bank, Borrower may apply to the Bank for shipping guarantee or sub-bill of landing endorsement to the extent of the agreed upon line of credit. Borrower shall submit the affidavits (specific to import collection shipping guarantee or sub-bill of landing endorsement) and all the deeds and documents as required by the Bank. The Undersigned and the Guarantor undertake to be liable for any damages suffered by the Bank in accordance with the amounts and provisions in each affidavits and relevant documents until the shipping documents are delivered to the Bank and the Principal carries out bill acceptance or makes the payment therefor.
6.	When Borrower applies for loan under D/A, D/P or O/A, it may submit the Drawdown Request, promissory note or any other creditor’s right certificate,

The Bank will not be liable for any losses or depreciation of all or any part of the products purchased or sold hereunder as a result of marine perils, piracy, flood, fire or any other force majeure event, or refused claim settlement or insufficient settlement or delay in indemnification or otherwise, thus making import or export impossible.

The undersigned represent that they were given a reasonable period of time to review this Agreement and that they have thoroughly read, understood and hereby accept in full the provisions of this Agreement as follows:

Acknowledged and accepted by :

Borrower :

Applied Optoelectronics, Inc., Taiwan Branch.

Responsible Person: Thompson, Lin

Address: 7F.-1,NO.700, Jhongjheng Rd., Jhonghe District , New Taipei City 23552, Taiwan

By:          /s/ Chih-Hsiang (Thompson) Lin

                (By seal)

By:          /s/ Applied Optoelectronics, Inc.

                (By corporate seal)

Date: December 31, 2013

Credit number: 009977

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